Exhibit 1.


VIA FEDERAL EXPRESS

March 18, 2004

Secretary
Western Ohio Financial Corporation
28 East Main Street
Springfield, OH  45501-0509

Re:	Notice to Western Ohio Financial Corporation

Dear Secretary:

Jewelcor Management, Inc. (hereinafter referred to as "JMI" and/or "Nominating Shareholder") hereby gives notice to Western Ohio Financial Corporation (the "Company") that it is nominating Richard H. Lonneman, Jr. ("Lonneman") and Robert C. Toomb ("Toomb") (collectively "Director Nominees") for election to the Board of Directors of the Company at the next Annual Meeting of Stockholders currently scheduled to be held on April 22, 2004 (the "2004
Annual Meeting"). The reason for conducting this business at the 2004 Annual Meeting is that it is the most efficient manner of bringing this issue to the shareholders and/or is required by the Company's By-Laws.

JMI, a Nevada corporation, is the record owner of 100 shares of the Company's common stock. The name and address on the Company's corporate books with regard to this stock ownership are: Jewelcor Management, Inc., 100 N. Wilkes-Barre Blvd., Wilkes-Barre, PA 18702. Enclosed is a copy of stock certificate number WOFC8596 issued by the Company, which evidences JMI's record ownership. JMI is also the beneficial owner of an additional 152,647 shares of the Company's common stock (not including the 100 shares noted above). With regard to the additional 152,647 shares of common stock of the Company that are beneficially owned by JMI, 145,668 shares are held for the benefit of Bear Stearns Securities Corp. and for further credit by the Depository Trust Co. ("DTC") and registered in their nominee name, which is Cede & Co., 55 Water Street, New York, NY 10041 and 6,979 shares are held for the benefit of Spear Leeds & Kellogg and for the further credit by the DTC and registered in their nominee name, which is Cede & Co., 55 Water Street, New York, NY 10041. JMI intends to continue to beneficially own the common stock referenced above at least through the date of the 2004 Annual Meeting and will be a record owner of common stock entitled to vote at the 2004 Annual Meeting.

The Nominating Shareholder believes that Article I, Section 6 of the By-Laws of the Company is not valid or enforceable, and it is therefore not necessary to submit the information requested thereunder in order to effectively nominate persons for election to the Board of Directors. Nevertheless, in the spirit of cooperation and without prejudice, the Nominating Shareholder is providing in this letter and Exhibits A, B and C attached hereto, all the information purported to be required by such Article I, Section 6.

The Nominating Shareholder feels strongly that shareholder representation is very important to corporate governance and to the maximization of shareholder value. If a representative of the Company desires to discuss the accomplishment of these goals, please contact the undersigned or Seymour Holtzman, Chairman of JMI, at (570) 822-6277, ext. 23.

The enclosed material is being delivered to you, as the Secretary of the Company, as set forth in Article I, Section 6 of the Company's By-Laws. If the Company contends that this notice is not timely or is otherwise deficient, please contact the undersigned immediately in writing and set forth the facts that the Company contends supports its position.
In addition, if it is the opinion of the Company that additional information is required pursuant to Article I, Section 6, please notify the undersigned immediately in writing, specifying what additional information is believed to be required. Furthermore, please specify the basis of each such request so we can properly evaluate same. If we do not hear from the Company promptly, we will assume that the Company agrees that this notice complies with Article I, Section 6 of its By-Laws.

Other than enhancing shareholder value, the Nominating Shareholder has no material financial interest in nominating the Director Nominees or any possible future proxy solicitation in connection therewith. Any director fees paid to the Director Nominees, if they are elected, will belong to the respective nominee.

The Nominating Shareholder intends to appear at the 2004 Annual
Meeting to nominate the Director Nominees. Each Director Nominee's consent to his nomination as a director and agreement to serve as a director of the Company if elected is attached hereto as Exhibit C.
The Director Nominees are domiciled in or have his primary place of business located in a county, a portion of which is within a 50-mile radius of an office of a financial institution subsidiary of the Company.

Exhibits A, B and C are incorporated in this letter by reference for all purposes.

If you have any questions concerning the above or require any additional information, please contact the undersigned.

Very truly yours,

Jewelcor Management, Inc.


________________________
By:  Richard L. Huffsmith
Vice President/General Counsel


C:\Documents and Settings\Jackie\My Documents\Western Ohio Financial Corp Notice of Director Nominees.doc

EXHIBIT A
SCHEDULE OF INFORMATION PURPORTLY REQUIRED
BY ARTICLE I, SECTION 6 OF THE BYLAWS OF
WESTERN OHIO FINANCIAL CORPORATION  ("THE COMPANY")

(I) The Nominating Shareholder and its business address:

                                                             No. of Shares Held
Name                           Business Address           As Record Holder*
Jewelcor Management,     100 N. Wilkes-Barre Blvd.            100
Inc.                            Wilkes-Barre, PA 18702

*The Nominating Shareholder is also the beneficial owner of additional shares as set forth in subparagraph (IV) below.

(II)  Name, age and  business address of Director Nominees:

Richard H. Lonneman, Jr., Age 38
300 E. Business Way, Suite 440
Sharonville, OH  45241

Robert C. Toomb, Age 43
Standard Register
600 Albany Street
Dayton, OH  45408

(III)  Residence, principal occupation or employment of Director
Nominees and relationships (business, employment, familial) with Nominating Shareholder:

Richard H. Lonneman, Jr., 38
Mr. Lonneman ("Lonneman"), who resides at 493 Parish Hill Court, Loveland, Ohio 45140, is the Vice President of Hylant Group, Inc. Hylant Group, Inc., the 30th largest insurance broker in the United States, provides risk management and property and casualty insurance brokering services to clients ranging from middle market to multi-national corporations on a worldwide basis. Prior to joining Hylant Group, Inc., Mr. Lonneman was a property and casualty insurance broker with Kinker-Eveleigh, Inc. from 1989 to 2001.

Robert C. Toomb, 43
Mr. Toomb ("Toomb"), who resides at 6748 Keeneland Way, Mason, Ohio 45040, is the Vice President of Sales and Business Development for Smartworks, LLC, a wholly owned subsidiary of Standard Register Corporation. Mr. Toomb is responsible for all market facing activities for the e-procurement software company. Prior to joining Smartworks, LLC, Mr. Toomb was the Senior Vice President of Sales and Marketing for Harvest Technologies and was responsible for all sales and marketing aspects for the Internet advertising company. Mr. Toomb was also employed by Lexis-Nexis from 1985 to 2000.
The most recent positions held by Mr. Toomb at Lexis-Nexis were Vice President of Knowledge Management Solutions (2000) where he was responsible for all sales related aspects of a new start up business unit and Senior Director of the East Region (1997-2000).

Each of the Director Nominees has consented to serve as a director of the Company and, if elected, intends to discharge his duties as a director in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. None of the Director Nominees have a business or employment relationship with the Nominating Shareholder.

All of the Director Nominees are citizens of the United States.

(IV) The following sets forth the name and the number of shares of Common Stock of the Company beneficially owned as of March 16, 2004, by the Nominating Shareholder and by each of the Director Nominees. [The actual stock purchase transactions are set forth on Exhibit B.]

                                              Number Of Shares
                                              of Common Stock        Percent
Name                     Class        Beneficially Owned     Of Class

Jewelcor Management,    common        152,747 *             8.58%
Inc. (JMI)

Richard H. Lonneman, Jr.                      0                0

Robert C. Toomb                               0                0

* Including 100 shares owned of record.

The aggregate purchase price of the 152,747 shares beneficially owned by Jewelcor Management, Inc. ("JMI") on March 17, 2004 was approximately $4,305,697 (inclusive of brokerage commissions). Such shares have been (or will be in the case of transactions which have not yet settled) paid for through working capital and margin loans in the ordinary course of business. As of March 17, 2004, the securities of the Nominating Shareholder had an outstanding margin balance held at Bear Stearns and Spear, Leeds & Kellogg.

(V) During the last five (5) years, none of the Director Nominees,
(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

(VI) The following sets forth the Nominating Shareholder's responses to any purported requirements of Article I, Section 6:

None of the Director Nominees (i) have within the previous 10 years been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818 (u), or any successor provision, (ii) have been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law or (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such crime.

None of the Director Nominees are a director or officer of a co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company, or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

Lonneman and Tomb will enter into an agreement with JMI, whereby JMI will agree to bear all costs and expenses of, and indemnify against any and all liability incurred by Lonneman and Toomb in connection with Lonneman and Toomb being Director Nominees or participants in any possible future proxy solicitation. If elected, Lonneman and Toomb will receive directors' fees as Directors of the Company in accordance with the Company's then practice.

Neither the Nominating Shareholder nor any of the Director Nominees, nor any of their affiliates, nor any associates of such persons, except as set forth herein or in Exhibit B, (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth herein, neither the Nominating Shareholder nor any of the Director Nominees or any of their affiliates nor any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

(VII) During the past ten years, neither the Nominating Shareholder nor the Director Nominees nor any of their affiliates have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(VIII) According to the Company's Press Release on Form 8-K dated March 5, 2004, for the quarterly period ended December 31, 2003 there were 1,779,823 shares of Common Stock outstanding. The record date for the 2004 Annual Meeting is March 1, 2004.

(IX) In the event of any possible future solicitation of proxies with respect to the election of the Director Nominees at the 2004 Annual Meeting, the Nominating Shareholder would expect the following information to apply (which is summarized below solely for purposes of the purported requirements of
Article I, Section 6, of the Company's Bylaws to the extent they may be applicable).

Proxies may be solicited by the Nominating Shareholder, its affiliated companies, the Director Nominees and potentially others to be identified, by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. Seymour Holtzman, Richard Huffsmith and Wayne Green, would expect to be principally responsible for soliciting proxies for JMI and certain employees of JMI and its affiliates may perform secretarial work in connection with the solicitation of proxies, for which no additional compensation is expected to be paid. Seymour Holtzman is the Chairman and President of JMI, Richard L. Huffsmith is the Vice President/General Counsel of JMI and Wayne Green is the Financial Analyst for JMI. Banks, brokerage houses, and other custodians, nominees, and fiduciaries would be requested to forward JMI's solicitation material to their customers for whom they hold shares and JMI would expect to reimburse them for their reasonable out-of-pocket expenses.

JMI would expect to retain D. F. King & Co., Inc., 77 Water Street, New York, NY 10005, (212) 269-5550, to assist in the solicitation of proxies and for related services. JMI would expect to pay D. F. King & Co., Inc. a fee of up to $15,000 and reimburse it for its reasonable out-of-pocket expenses.
In addition, JMI would expect to indemnify D. F. King & Co., Inc. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

The entire expense of preparing, assembling, printing, and mailing any such possible future Proxy Statement and related materials and the cost of soliciting proxies on behalf of JMI is expected to be exclusively borne by JMI.

Although no precise estimate can be made at the present time, JMI currently estimates that the total expenditures relating to any such possible future proxy solicitation incurred by JMI would be approximately $40,000 of which approximately $1,000.00 has been incurred to date. JMI would expect to seek reimbursement from the Company for any such expenses incurred by it if its Director Nominees are elected, but does not expect to submit the question of such reimbursement to a vote of the stockholders.











CONSENT


I, Richard H. Lonneman, Jr., hereby consent to being nominated as a director of Western Ohio Financial Corporation and agree to serve as director if elected at the next Annual Meeting of Stockholders of Western Ohio
Financial Corporation.

________________________		__________________
Richard H. Lonneman, Jr.  			Date














CONSENT


I, Robert C. Toomb, hereby consent to being nominated as a director of Western Ohio Financial Corporation and agree to serve as director if elected at the next Annual Meeting of Stockholders of Western Ohio Financial Corporation.

________________________		__________________
Robert C. Toomb				Date